Exhibit 99.1

QuintilesIMS Announces Executive Leadership Changes

Richard Staub III named president, Research & Development Solutions; Paul Spreen named executive vice president and chief customer officer; Thomas H. Pike to retire

DANBURY, Conn. & RESEARCH TRIANGLE PARK, N.C., November 30, 2016 – Quintiles IMS Holdings, Inc. (NYSE:Q) announced today the appointment of Richard Staub III, currently president of Novella Clinical, a Quintiles company, as well as the leader of QuintilesIMS’s Global Functional Resourcing business and a member of the Research & Development Solutions Executive Committee, to serve as president of its Research & Development Solutions business unit. Staub brings more than three decades of relevant industry experience to his new role. He has had extensive tenure in various roles in the pharmaceutical industry followed by nearly 20 years in contract research organizations (CRO). His CRO experience includes leading the sales and business development function of another major CRO before joining Novella in 2004, and serving as its CEO until it was acquired by Quintiles in 2013.

Staub’s leadership drove Novella Clinical to become a distinctively agile, results-oriented CRO in the highly complex and fast-growing areas of specialty pharma and medical technology. His focus on innovation, customer service and operational improvements has delivered strong results by pioneering distinctive solutions across customer segments and therapeutic areas. These solutions improved speed to market and customer experience – valuable outcomes across all CRO sectors. Staub’s recent role in QuintilesIMS’s Global Functional Resourcing business included responsibility for providing industry-leading strategic functional resourcing solutions for QuintilesIMS customers across the globe.

In addition, the Company announced that Paul Spreen, formerly president, Customer Solutions Management Group of Quintiles, will be rejoining QuintilesIMS as executive vice president and chief customer officer. With 20 years of experience at Quintiles, Spreen will now work directly with senior-level clients to develop groundbreaking enterprise-level, total cost of ownership opportunities across the entire QuintilesIMS portfolio. “We are excited to have Paul back. He will bring his world-class approach to customer relationship management to help realize the full potential of QuintilesIMS,” said Ari Bousbib, chairman and chief executive officer of QuintilesIMS.

With these changes, Tom Pike, vice chairman and president of R&D Solutions, will be retiring from QuintilesIMS. Pike said of the change, “The integration is coming along quickly. I have worked with Richard extensively in the past few years and am highly confident in his ability to drive R&D Solutions forward.” The management transition, which had always been anticipated and is part of a planned succession, has been accelerated by the rapid implementation of strategic and operational changes.

“We are grateful to Tom Pike for his stewardship of Quintiles and commitment to getting this merger moving in the right direction,” said Bousbib. “I am really excited by our opportunity to lead the evolution of the CRO industry and am confident Richard and his world-class management team from R&D Solutions are poised to drive that change.”

About QuintilesIMS

QuintilesIMS (NYSE:Q) is a leading integrated information and technology-enabled healthcare service provider worldwide, dedicated to helping its clients improve their clinical, scientific and commercial results. Formed through the merger of Quintiles and IMS Health, QuintilesIMS’s approximately 50,000 employees conduct operations in more than 100 countries. Companies seeking to improve real-world patient outcomes and enhanced clinical trial outsourcing through treatment innovations, care provision and access can leverage QuintilesIMS’s broad range of healthcare information, technology and service solutions to drive new insights and approaches. QuintilesIMS provides solutions that span clinical to commercial bringing clients a unique opportunity to realize the full potential of innovations and advance healthcare outcomes.

As a global leader in protecting individual patient privacy, QuintilesIMS uses healthcare data to deliver critical, real-world disease and treatment insights. Through a wide variety of privacy-enhancing technologies and safeguards, QuintilesIMS protects individual privacy while managing information to drive healthcare forward. These insights and execution capabilities help biotech, medical device, and pharmaceutical companies, medical researchers, government agencies, payers and other healthcare stakeholders in the development and approval of new therapies, identify unmet treatment needs and understand the safety, effectiveness and value of pharmaceutical products in improving overall health outcomes. To learn more, visit www.QuintilesIMS.com.

Contact:

Tor Constantino, Media Relations (tor.constantino@quintilesims.com)

+1.484.567.6732

Phil Bridges, Media Relations (phil.bridges@quintilesims.com)

+1.919.998.1653

Tom Kinsley, Investor Relations (thomas.kinsley@quintilesims.com)

+1.203.448.4691

Andrew Markwick, Investor Relations (andrew.markwick@quintilesims.com)

+1.973.257.7144

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